Filed Pursuant to Rule 433

Registration No. 333-157502

November 29, 2011

To Prospectus dated February 23, 2009

and Preliminary Prospectus Supplement

Dated November 29, 2011

$1,100,000,000

Johnson Controls, Inc.

$400,000,000 2.600% Senior Notes due 2016

$450,000,000 3.750% Senior Notes due 2021

$250,000,000 5.250% Senior Notes due 2041

Pricing Term Sheet

November 29, 2011

2.600% Senior Notes due 2016

Issuer:	Johnson Controls, Inc.

Title:	2.600% Senior Notes due 2016

Aggregate Principal Amount Offered:	$400,000,000 aggregate principal amount

Maturity:	December 1, 2016

Interest Rate:	2.600% per year

Benchmark Treasury:	0.875% due November 30, 2016

Spread to Benchmark Treasury:	+168 bps

Benchmark Treasury Price and Yield:	99-23 1/4; 0.931%

Yield to Maturity:	2.611%

Price to Public:	99.949%

Interest Payment Dates:	Semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2012

Make-Whole Call:	UST + 25 bps

CUSIP/ISIN:	478366 AZ0/ US478366AZ05

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	November 29, 2011

Settlement Date:	December 2, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Banca IMI S.p.A. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

Commerz Markets LLC

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Standard Chartered Bank

UniCredit Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

RBS Securities Inc.

Rating*:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services

3.750% Senior Notes due 2021

Issuer:	Johnson Controls, Inc.

Title:	3.750% Senior Notes due 2021

Aggregate Principal Amount Offered:	$450,000,000 aggregate principal amount

Maturity:	December 1, 2021

Interest Rate:	3.750% per year

Benchmark Treasury:	2.000% due November 15, 2021

Spread to Benchmark Treasury:	+183 bps

Benchmark Treasury Price and Yield:	99-31; 2.003%

Yield to Maturity:	3.833%

Price to Public:	99.316%

Interest Payment Dates:	Semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2012

Make-Whole Call:	UST + 25 bps (prior to September 1, 2021)

Par Call:	On or after September 1, 2021

CUSIP/ISIN:	478366 BA4/ US478366BA45

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	November 29, 2011

Settlement Date:	December 2, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Banca IMI S.p.A. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

Commerz Markets LLC

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Standard Chartered Bank

UniCredit Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

RBS Securities Inc.

Rating*:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services

5.250% Senior Notes due 2041

Issuer:	Johnson Controls, Inc.

Title:	5.250% Senior Notes due 2041

Aggregate Principal Amount Offered:	$250,000,000 aggregate principal amount

Maturity:	December 1, 2041

Interest Rate:	5.250% per year

Benchmark Treasury:	3.750% due August 15, 2041

Spread to Benchmark Treasury:	+230 bps

Benchmark Treasury Price and Yield:	115-20+; 2.955%

Yield to Maturity:	5.255%

Price to Public:	99.925%

Interest Payment Dates:	Semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2012

Make-Whole Call:	UST + 35 bps (prior to June 1, 2041)

Par Call:	On or after June 1, 2041

CUSIP/ISIN:	478366 BB2 / US478366BB28

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	November 29, 2011

Settlement Date:	December 2, 2011 (T+3)

Day Count Convention:	30/360

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Banca IMI S.p.A. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

Commerz Markets LLC

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Standard Chartered Bank

UniCredit Capital Markets, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

RBS Securities Inc.

Rating*:	Baa1 (Stable) — Moody’s Investors Service Inc. BBB+ (Stable) — Standard & Poor’s Ratings Services

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.